Appendix

Exhibit A: List of Accounts and Currencies

	Account Name	Account Number	Currency
(1)	Nuveen Enhanced Yield U.S. Aggregate Bond ETF	1581420	USD
(2)	Nuveen ESG Large-Cap Growth ETF	1647254	USD
(3)	Nuveen ESG Large-Cap Value ETF	1647262	USD
(4)	Nuveen ESG Mid-Cap Growth ETF	1647270	USD
(5)	Nuveen ESG Mid-Cap Value ETF	1647288	USD
(6)	Nuveen ESG Small-Cap ETF	1647296	USD
(7)	Nuveen Short Term REIT ETF	1647304	USD
(8)	Nuveen Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	1763390	USD
(9)	Nuveen ESG International Developed Markets Equity ETF	1763424	USD
(10)	Nuveen ESG Emerging Markets Equity ETF	1763432	USD
(11)	Nuveen ESG U.S. Aggregate Bond ETF	1854595	USD
(12)	Nuveen ESG Large-Cap ETF	2577492	USD
(13)	Nuveen ESG High Yield Corporate Bond ETF	2672764	USD
(14)	Nuveen Dividend Growth ETF	3216819	USD
(15)	Nuveen Small Cap Select ETF	3216827	USD
(16)	Nuveen Winslow Large-Cap Growth ESG ETF	3216801	USD

Nuveen Fund Advisors, LLC

By: /s/ Diana R. Gonzalez

Name: Diana R. Gonzalez

Title: Vice President and Assistant Secretary

Date: July 26, 2021

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